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                     October 13, 2020

       Wallace Cooney
       Chief Financial Officer
       Graham Holdings Company
       1300 North 17th Street
       Arlington, VA 22209

                                                        Re: Graham Holdings
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 1-6714

       Dear Mr. Cooney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services